Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(Nasdaq: OSBC)	May 18, 2006

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

OLD Second Bancorp, Inc. Announces Stock Repurchase Program and Termination of its Pension Plan

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC), announced today that the Company’s board of directors approved a stock repurchase program enabling the Company to repurchase up to 500,000 shares of its outstanding stock in the open market or through privately negotiated transactions. The timing, price and quantity of purchases under the stock repurchase program will be at the discretion of management and the program may be discontinued, suspended or restarted at any time depending on the facts and circumstances.

Shares repurchased under the program will be available to fund employee benefit plans, including the Company’s 401(k) Profit Sharing Plan, as well as for a variety of other corporate purposes. The program expires on June 30, 2007 and replaces the Company’s current repurchase program.

The Company also announced that it has received a final determination letter from the Internal Revenue Service regarding the previously announced termination of the Old Second Bancorp Pension Plan and Trust. The Pension Plan was terminated as of December 31, 2005 and the Company is moving forward with the liquidation of the Pension Plan’s assets, which is expected to occur in July, 2006. The total assets of the Pension Plan, which will be distributed to the Pension Plan’s participants upon liquidation, are approximately $15.0 million. Participants will receive their accrued benefits under the Pension Plan in either a lump sum distribution or through the purchase of an annuity contract. Participants in the Pension Plan who are eligible to participate in the Company’s 401(k) Plan will have the option of rolling the lump sum distribution into the 401(k) Plan. The Company anticipates that a portion of the assets distributed to Pension Plan participants may be used to purchase shares of the Company’s common stock, either through open market purchases or through allocations in the 401(k) Plan, which may be funded through shares held by the Company as treasury shares.